Exhibit 99.1

Five Oaks Investment Corp. Announces Results of Election Process for Deficiency Dividend, and First Quarter 2017 Common Stock Dividend for January, February and March 2017 together with Preferred Stock Dividend

NEW YORK, Dec. 27, 2016 /PRNewswire/ -- Five Oaks Investment Corp. (NYSE: OAKS) (the "Company") today made the following announcements:

Deficiency Dividend*

On November 9, 2016, the Company announced that its board of directors had declared a deficiency dividend of $19,384,346, representing $1.3275 for each share of common stock, payable in a combination of cash and stock with an aggregate maximum payment of 20% of the dividend, or $3,876,869, in cash. The dividend was payable to common stockholders of record as of November 21, 2016. Stockholders of record at that date received an election form allowing them to elect to receive the dividend entirely in cash or in stock prior to the close of business on December 12, 2016. The Company had announced that to the extent the cash alternative was oversubscribed, each stockholder electing the cash alternative would receive a pro-rata amount of cash and stock with such cash component being no less than $0.2655 per share. Stockholders holding an aggregate of 7,494,413 shares of common stock representing 51.3% of total stock outstanding elected the cash alternative, and accordingly received $0.5175 per share in cash, with the balance payable in common stock. The Company on December 23, 2016 determined the value of the stock component of the dividend by averaging the closing sales prices of its common stock for the 10 trading days to and including December 22, 2016 ($5.28).

The payment date of the deficiency dividend was December 27, 2016. As a result of the stockholder elections and of the computation referenced above, the Company paid the maximum 20% in cash and issued 2,936,798 shares of common stock, or 20.11% of its previously outstanding number of shares, for a post-payment total number of outstanding shares of common stock of 17,539,192.

*Numbers may not foot due to rounding and cash paid in lieu of fractional shares

Monthly Dividends for the First Quarter of 2017

On December 20, 2016, the board of directors of the Company voted to continue the monthly cash dividend payout policy in effect for the third and fourth quarters of 2016 but to reduce the per share amount based on the number of additional shares of common stock to be issued as a result of the deficiency dividend. The number of additional shares of common stock, as set out above, was not determined until December 23, 2016; accordingly, the Company is today also announcing that its Board of Directors has declared a monthly dividend rate on its common stock of $0.05 per share for the first quarter of 2017.

First Quarter 2017 Common Stock Dividends

Month	Dividend	Record Date	Payment Date

January 2017	$0.05	January 17, 2017	January 30, 2017

February 2017	$0.05	February 15, 2017	February 27, 2017

March 2017	$0.05	March 15, 2017	March 30, 2017

In accordance with the terms of the 8.75% Cumulative Redeemable Preferred Stock ("Series A Preferred Stock") of the Company, the board of directors has also declared monthly cash dividend rates for the first quarter of 2017 of $0.1823 per share of Series A Preferred Stock:

First Quarter 2017 Series A Preferred Stock Dividends

Month	Dividend	Record Date	Payment Date

January 2017	$0.1823	January 17, 2017	January 27, 2017

February 2017	$0.1823	February 15, 2017	February 27, 2017

March 2017	$0.1823	March 15, 2017	March 27, 2017

Five Oaks Investment Corp.

Five Oaks Investment Corp. is a real estate investment trust focused with its subsidiaries on investing on a leveraged basis in mortgage and other real estate-related assets, particularly mortgage-backed securities, mortgage servicing rights, and other mortgage related assets. The Company's objective is to deliver attractive cash flow returns over time to its investors, primarily through dividends and secondarily through capital appreciation.

Five Oaks Investment Corp. is externally managed and advised by Oak Circle Capital Partners LLC.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the U.S. securities laws that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the Company's business, financial condition, liquidity, results of operations, plans and objectives. You can identify forward-looking statements by use of words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions or other comparable terms, or by discussions of strategy, plans or intentions. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Additional information concerning these and other risk factors are contained in the Company's most recent filings with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission's website at www.sec.gov.

All subsequent written and oral forward-looking statements that the Company makes, or that are attributable to the Company, are expressly qualified in their entirety by this cautionary notice. Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/ or the Company website www.fiveoaksinvestment.com or by directing requests to: Five Oaks Investment Corp., 540 Madison Avenue, 19th Floor, New York, NY 10022, Attention: Investor Relations.

CONTACT: David Oston, Chief Financial Officer, Five Oaks Investment Corp., (212) 257 5073